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                                                                    EXHIBIT 99.1



FOR IMMEDIATE RELEASE                                    Contact: Donald R. Peck
                                                         (978) 988-8848

              CENTENNIAL SHAREHOLDERS APPROVE REVERSE STOCK SPLIT,
                           REELECT BOARD OF DIRECTORS

COMPANY PREPARES TO FILE APPLICATION FOR NASDAQ NATIONAL MARKET SYSTEM LISTING

BOSTON, MASSACHUSETTS -- JULY 20, 1999 At their Annual Meeting held today, the shareholders of CENTENNIAL TECHNOLOGIES, INC. (OTC: CENL) approved the Company's proposal for a one-for-eight reverse split of the Company's Common Stock, which is intended to enhance the prospects of the stock being listed on an organized exchange. The Company plans to cause this reverse split to become effective as of the market's opening on Friday, July 23, 1999. Thereafter, the Company plans to file its application for listing the Company's stock on the NASDAQ National Market System.

Centennial's shareholders also reelected the Company's entire Board of Directors for another one-year term at the Annual Meeting.

"Centennial has passed another important milestone with the approval of the reverse stock split proposal, and we appreciate the confidence our investors have shown in the Company by their support," said Centennial's Board Chairman, William J. Shea. "By positioning the Company to apply for listing on the NASDAQ National Market System, our shareholders have given us the opportunity to strengthen the Company's value through greater share liquidity and improved prospects of analyst coverage, which we hope will make our stock more attractive to institutional investors. Our challenge now is to seize these opportunities for the benefit of our Company and our shareholders."

Centennial's shareholders will be notified by the Company's Transfer Agent, American Securities Transfer and Trust, Inc., regarding the process for exchanging their share certificates in light of the reverse stock split. Fractional shares resulting from the reverse stock split will be settled in cash.

This press release contains forward-looking statements. The matters expressed in such statements are subject to numerous risks and uncertainties, including, without limitation, the approval of the Company's application to list its stock on NASDAQ National Market System, the ability of the Company to attract investment by institutional investors, the ability of the Company to garner reporting coverage by securities analysts, and other risks identified in filings made by Centennial Technologies, Inc. with the Securities and Exchange Commission (the "Commission") including the risks set forth in Centennial's Form 10-K filed with the Commission on June 4, 1999 under the heading "Risk
Factors."

Centennial Technologies, Inc. provides custom and industry standard PC Cards for original equipment manufacturers. Centennial is a global leader in the integration of patented and proprietary technology into application specific cards for commercial, industrial and military markets. The Company's headquarters and


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ISO 9001 certified engineering and manufacturing facility is located in the Boston, Massachusetts area, with sales and services offices in California, North Carolina, Indiana and Pennsylvania. The Company's international sales and service operations are headquartered in the United Kingdom. More information about Centennial can be obtained on the Company's website at http://www.cent-tech.com.















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